================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                              -------------------

                                (AMENDMENT NO. 3)



                             PINNACLE SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


  COMMON STOCK, NO PAR VALUE                                       723481107
------------------------------                                  --------------
(Title of class of securities)                                  (CUSIP number)


                             STEPHEN E. JACOBS, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000
--------------------------------------------------------------------------------
 (Name, address and telephone number of person authorized to receive notices and communications)


                                   MAY 1, 1997
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].


Note: When filing this statement in paper format, six copies of this statement, including exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.



                        (Continued on following page(s))
                              (Page 1 of 23 Pages)
                       (Exhibit Index appears on page 21)


================================================================================

-------------------------------------            -------------------------------
CUSIP No. 723481107                      13D                 Page 2 of 23
-------------------------------------            -------------------------------

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON:                       IRWIN L. JACOBS

           S.S. OR I.R.S. IDENTIFICATION NO.                   ###-##-####
           OF ABOVE PERSON:
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (A) [X]
                                                                       (B) [_]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         SOURCE OF FUNDS:                  PF, OO

--------------------------------------------------------------------------------
 5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
           PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
 6         CITIZENSHIP OR PLACE OF                             UNITED STATES
           ORGANIZATION:

--------------------------------------------------------------------------------
  NUMBER OF              7      SOLE VOTING POWER:                   191,600
    SHARES
                     -----------------------------------------------------------
 BENEFICIALLY            8      SHARED VOTING POWER:                 22,000*
   OWNED BY
                     -----------------------------------------------------------
     EACH                9      SOLE DISPOSITIVE POWER:              191,600
  REPORTING
                     -----------------------------------------------------------
 PERSON WITH             10     SHARED DISPOSITIVE POWER:            0

--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY                    191,600
           REPORTING PERSON:

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
           CERTAIN SHARES:

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):           2.55%

--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON:                           IN

--------------------------------------------------------------------------------

        * Mr. Jacobs disclaims beneficial ownership of such 22,000 shares. See Items 5(b) and 6 hereof.

------------------------------------            --------------------------------
CUSIP No. 723481107                     13D                Page 3 of 23
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
  1         NAME OF REPORTING PERSON:                       ALEXANDRA JACOBS

            S.S. OR I.R.S. IDENTIFICATION NO.                   ###-##-####
            OF ABOVE PERSON:
--------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (A) [X]
                                                                        (B) [_]
--------------------------------------------------------------------------------
  3         SEC USE ONLY

--------------------------------------------------------------------------------
  4         SOURCE OF FUNDS:                  PF, OO

--------------------------------------------------------------------------------
  5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
            PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
  6         CITIZENSHIP OR PLACE OF                             UNITED STATES
            ORGANIZATION:

--------------------------------------------------------------------------------
   NUMBER OF              7      SOLE VOTING POWER:                          0
     SHARES
                      ----------------------------------------------------------
  BENEFICIALLY            8      SHARED VOTING POWER:                        0
    OWNED BY
                      ----------------------------------------------------------
      EACH                9      SOLE DISPOSITIVE POWER:                     0
   REPORTING
                      ----------------------------------------------------------
  PERSON WITH             10     SHARED DISPOSITIVE POWER:                   0

--------------------------------------------------------------------------------
 11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY                           0
            REPORTING PERSON:

--------------------------------------------------------------------------------
 12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
            CERTAIN SHARES:

--------------------------------------------------------------------------------
 13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):           0%

--------------------------------------------------------------------------------
 14         TYPE OF REPORTING PERSON:                           IN

--------------------------------------------------------------------------------

----------------------------------            ----------------------------------
CUSIP No. 723481107                    13D                 Page 4 of 23
----------------------------------            ----------------------------------

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON:                MELINDA A. JACOBS-GRODNICK

           S.S. OR I.R.S. IDENTIFICATION NO.                       ###-##-####
           OF ABOVE PERSON:
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (A) [X]
                                                                       (B) [_]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         SOURCE OF FUNDS:                  OO

--------------------------------------------------------------------------------
 5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
           PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
 6         CITIZENSHIP OR PLACE OF                             UNITED STATES
           ORGANIZATION:

--------------------------------------------------------------------------------
  NUMBER OF              7      SOLE VOTING POWER:                          0
    SHARES
                     -----------------------------------------------------------
 BENEFICIALLY            8      SHARED VOTING POWER:                        0
   OWNED BY
                     -----------------------------------------------------------
     EACH                9      SOLE DISPOSITIVE POWER:                     0
  REPORTING
                     -----------------------------------------------------------
 PERSON WITH             10     SHARED DISPOSITIVE POWER:                   0

--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY                           0
           REPORTING PERSON:

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          [_]
           CERTAIN SHARES:

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):             0%

--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON:                           IN

--------------------------------------------------------------------------------

-----------------------------------            ---------------------------------
CUSIP No. 723481107                     13D                 Page 5 of 23
-----------------------------------            ---------------------------------

--------------------------------------------------------------------------------
  1         NAME OF REPORTING PERSON:                         RANDI F. JACOBS

            S.S. OR I.R.S. IDENTIFICATION NO.                     ###-##-####
            OF ABOVE PERSON:
--------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:          (A) [X]
                                                                       (B) [_]
--------------------------------------------------------------------------------
  3         SEC USE ONLY

--------------------------------------------------------------------------------
  4         SOURCE OF FUNDS:                  OO

--------------------------------------------------------------------------------
  5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [_]
            PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
  6         CITIZENSHIP OR PLACE OF                             UNITED STATES
            ORGANIZATION:

--------------------------------------------------------------------------------
   NUMBER OF              7      SOLE VOTING POWER:                    10,000
     SHARES
                      ----------------------------------------------------------
  BENEFICIALLY            8      SHARED VOTING POWER:                  0
    OWNED BY
                      ----------------------------------------------------------
      EACH                9      SOLE DISPOSITIVE POWER:               10,000
   REPORTING
                      ----------------------------------------------------------
  PERSON WITH             10     SHARED DISPOSITIVE POWER:             0

--------------------------------------------------------------------------------
 11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY                     10,000
            REPORTING PERSON:

--------------------------------------------------------------------------------
 12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
            CERTAIN SHARES:

--------------------------------------------------------------------------------
 13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):         0.13%

--------------------------------------------------------------------------------
 14         TYPE OF REPORTING PERSON:                           IN

--------------------------------------------------------------------------------

------------------------------------            --------------------------------
CUSIP No. 723481107                     13D                Page 6 of 23
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
  1         NAME OF REPORTING PERSON:                        TRISHA L. JACOBS

            S.S. OR I.R.S. IDENTIFICATION NO.                     ###-##-####
            OF ABOVE PERSON:
--------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:          (A) [X]
                                                                       (B) [_]
--------------------------------------------------------------------------------
  3         SEC USE ONLY

--------------------------------------------------------------------------------
  4         SOURCE OF FUNDS:                  OO

--------------------------------------------------------------------------------
  5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [_]
            PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
  6         CITIZENSHIP OR PLACE OF                             UNITED STATES
            ORGANIZATION:

--------------------------------------------------------------------------------
   NUMBER OF              7      SOLE VOTING POWER:                  20,000
     SHARES
                      ----------------------------------------------------------
  BENEFICIALLY            8      SHARED VOTING POWER:                0
    OWNED BY
                      ----------------------------------------------------------
      EACH                9      SOLE DISPOSITIVE POWER:             20,000
   REPORTING
                      ----------------------------------------------------------
  PERSON WITH             10     SHARED DISPOSITIVE POWER:           0

--------------------------------------------------------------------------------
 11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY                   20,000
            REPORTING PERSON:

--------------------------------------------------------------------------------
 12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES        [_]
            CERTAIN SHARES:

--------------------------------------------------------------------------------
 13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.27%

--------------------------------------------------------------------------------
 14         TYPE OF REPORTING PERSON:                           IN

--------------------------------------------------------------------------------

----------------------------------            ----------------------------------
CUSIP No. 723481107                   13D                 Page 7 of 23
----------------------------------            ----------------------------------

--------------------------------------------------------------------------------
  1         NAME OF REPORTING PERSON:         IRWIN L. JACOBS IRREVOCABLE TRUST
                                              FBO MELINDA A. JACOBS-GRODNICK

            S.S. OR I.R.S. IDENTIFICATION NO.                      41-6274610
            OF ABOVE PERSON:
--------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:         (A) [X]
                                                                      (B) [_]
--------------------------------------------------------------------------------
  3         SEC USE ONLY

--------------------------------------------------------------------------------
  4         SOURCE OF FUNDS:                  WC, OO

--------------------------------------------------------------------------------
  5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [_]
            PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
  6         CITIZENSHIP OR PLACE OF                             MINNESOTA
            ORGANIZATION:

--------------------------------------------------------------------------------
   NUMBER OF              7      SOLE VOTING POWER:                          0
     SHARES
                      ----------------------------------------------------------
  BENEFICIALLY            8      SHARED VOTING POWER:                        0
    OWNED BY
                      ----------------------------------------------------------
      EACH                9      SOLE DISPOSITIVE POWER:                     0
   REPORTING
                      ----------------------------------------------------------
  PERSON WITH             10     SHARED DISPOSITIVE POWER:                   0

--------------------------------------------------------------------------------
 11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY                           0
            REPORTING PERSON:

--------------------------------------------------------------------------------
 12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES         [_]
            CERTAIN SHARES:

--------------------------------------------------------------------------------
 13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0%

--------------------------------------------------------------------------------
 14         TYPE OF REPORTING PERSON:                           OO

--------------------------------------------------------------------------------

---------------------------------            -----------------------------------
CUSIP No. 723481107                   13D                  Page 8 of 23
---------------------------------            -----------------------------------

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON:         IRWIN L. JACOBS IRREVOCABLE TRUST
                                             FBO RANDI F. JACOBS

           S.S. OR I.R.S. IDENTIFICATION NO.                         41-6274584
           OF ABOVE PERSON:
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:          (A) [X]
                                                                      (B) [_]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         SOURCE OF FUNDS:                  WC, OO

--------------------------------------------------------------------------------
 5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED       [_]
           PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
 6         CITIZENSHIP OR PLACE OF                             MINNESOTA
           ORGANIZATION:

--------------------------------------------------------------------------------
  NUMBER OF              7      SOLE VOTING POWER:                    53,100
    SHARES
                     -----------------------------------------------------------
 BENEFICIALLY            8      SHARED VOTING POWER:                  0
   OWNED BY
                     -----------------------------------------------------------
     EACH                9      SOLE DISPOSITIVE POWER:               53,100
  REPORTING
                     -----------------------------------------------------------
 PERSON WITH             10     SHARED DISPOSITIVE POWER:             0

--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY                     53,100
           REPORTING PERSON:

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           [_]
           CERTAIN SHARES:

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):           0.71%

--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON:                           00

--------------------------------------------------------------------------------

------------------------------            --------------------------------------
CUSIP No. 723481107                13D                  Page 9 of 23
------------------------------            --------------------------------------


--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON:         IRWIN L. JACOBS IRREVOCABLE TRUST
                                             FBO TRISHA L. JACOBS

           S.S. OR I.R.S. IDENTIFICATION NO.                    41-6274609
           OF ABOVE PERSON:
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (A) [X]
                                                                        (B) [_]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         SOURCE OF FUNDS:                  WC, OO

--------------------------------------------------------------------------------
 5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         [_]
           PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
 6         CITIZENSHIP OR PLACE OF                             MINNESOTA
           ORGANIZATION:

--------------------------------------------------------------------------------
  NUMBER OF              7      SOLE VOTING POWER:                    40,000
    SHARES
                     -----------------------------------------------------------
 BENEFICIALLY            8      SHARED VOTING POWER:                  0
   OWNED BY
                     -----------------------------------------------------------
     EACH                9      SOLE DISPOSITIVE POWER:               40,000
  REPORTING
                     -----------------------------------------------------------
 PERSON WITH             10     SHARED DISPOSITIVE POWER:             0

--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY                     40,000
           REPORTING PERSON:

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           [_]
           CERTAIN SHARES:

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):            0.53%

--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON:                           00

--------------------------------------------------------------------------------

-----------------------------------            ---------------------------------
CUSIP No. 723481107                    13D                Page 10 of 23
-----------------------------------            ---------------------------------

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON:            JACOBS MANAGEMENT CORPORATION

           S.S. OR I.R.S. IDENTIFICATION NO.                     41-1458571
           OF ABOVE PERSON:
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (A) [X]
                                                                       (B) [_]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         SOURCE OF FUNDS:                  WC, OO

--------------------------------------------------------------------------------
 5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
           PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
 6         CITIZENSHIP OR PLACE OF                             DELAWARE
           ORGANIZATION:

--------------------------------------------------------------------------------
  NUMBER OF              7      SOLE VOTING POWER:                          0
    SHARES
                     -----------------------------------------------------------
 BENEFICIALLY            8      SHARED VOTING POWER:                        0
   OWNED BY
                     -----------------------------------------------------------
     EACH                9      SOLE DISPOSITIVE POWER:                     0
  REPORTING
                     -----------------------------------------------------------
 PERSON WITH             10     SHARED DISPOSITIVE POWER:                   0

--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY                           0
           REPORTING PERSON:

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          [_]
           CERTAIN SHARES:

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):              0%

--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON:                           CO

--------------------------------------------------------------------------------

--------------------------------            ------------------------------------
CUSIP No. 723481107                 13D                   Page 11 of 23
--------------------------------            ------------------------------------

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON:                   ROGER R. CLOUTIER, II

           S.S. OR I.R.S. IDENTIFICATION NO.                     ###-##-####
           OF ABOVE PERSON:
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:         (A) [X]
                                                                     (B) [_]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         SOURCE OF FUNDS:                  PF, OO

--------------------------------------------------------------------------------
 5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      [_]
           PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
 6         CITIZENSHIP OR PLACE OF                             UNITED STATES
           ORGANIZATION:

--------------------------------------------------------------------------------
  NUMBER OF              7      SOLE VOTING POWER:                   0
    SHARES
                     -----------------------------------------------------------
 BENEFICIALLY            8      SHARED VOTING POWER:                 12,000
   OWNED BY
                     -----------------------------------------------------------
     EACH                9      SOLE DISPOSITIVE POWER:              12,000
  REPORTING
                     -----------------------------------------------------------
 PERSON WITH             10     SHARED DISPOSITIVE POWER:            0

--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY                    12,000
           REPORTING PERSON:

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          [_]
           CERTAIN SHARES:

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):            0.16%

--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON:                           IN

--------------------------------------------------------------------------------

---------------------------------            -----------------------------------
CUSIP No. 723481107                   13D                 Page 12 of 23
---------------------------------            -----------------------------------

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON:                    DANIEL T. LINDSAY

           S.S. OR I.R.S. IDENTIFICATION NO.                 ###-##-####
           OF ABOVE PERSON:
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (A) [X]
                                                                        (B) [_]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         SOURCE OF FUNDS:                  PF, OO

--------------------------------------------------------------------------------
 5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        [_]
           PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
 6         CITIZENSHIP OR PLACE OF                             UNITED STATES
           ORGANIZATION:

--------------------------------------------------------------------------------
  NUMBER OF              7      SOLE VOTING POWER:                     0
    SHARES
                     -----------------------------------------------------------
 BENEFICIALLY            8      SHARED VOTING POWER:                   10,000
   OWNED BY
                     -----------------------------------------------------------
     EACH                9      SOLE DISPOSITIVE POWER:                10,000
  REPORTING
                     -----------------------------------------------------------
 PERSON WITH             10     SHARED DISPOSITIVE POWER:              0

--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY                      10,000
           REPORTING PERSON:

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          [_]
           CERTAIN SHARES:

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):          0.13%

--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON:                           IN

--------------------------------------------------------------------------------

-----------------------------------            ---------------------------------
CUSIP No. 723481107                    13D                   Page 13 of 23
-----------------------------------            ---------------------------------

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON:                 GRANT E. OPPEGAARD

           S.S. OR I.R.S. IDENTIFICATION NO.                ###-##-####
           OF ABOVE PERSON:
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (A) [X]
                                                                        (B) [_]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         SOURCE OF FUNDS:                  PF, OO

--------------------------------------------------------------------------------
 5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         [_]
           PURSUANT TO ITEM 2(d) OR 2(e):
--------------------------------------------------------------------------------
 6         CITIZENSHIP OR PLACE OF                             UNITED STATES
           ORGANIZATION:

--------------------------------------------------------------------------------
  NUMBER OF              7      SOLE VOTING POWER:                          0
    SHARES
                     -----------------------------------------------------------
 BENEFICIALLY            8      SHARED VOTING POWER:                        0
   OWNED BY
                     -----------------------------------------------------------
     EACH                9      SOLE DISPOSITIVE POWER:                     0
  REPORTING
                     -----------------------------------------------------------
 PERSON WITH             10     SHARED DISPOSITIVE POWER:                   0

--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY                           0
           REPORTING PERSON:

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           [_]
           CERTAIN SHARES:

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):              0%

--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON:                           IN

--------------------------------------------------------------------------------

               This Statement (this "Statement") amends the Statement on
Schedule 13D, as amended by Amendments No. 1 and No. 2 thereto, previously filed by Irwin L. Jacobs ("ILJ"), Alexandra Jacobs ("AJ"), Melinda A. Jacobs-Grodnick ("MJG"), Randi F. Jacobs ("RFJ"), Trisha L. Jacobs ("TLJ"), the Irwin L. Jacobs Irrevocable Trust For The Benefit of Melinda A. Jacobs-Grodnick (the "MJG Trust"), the Irwin L. Jacobs Irrevocable Trust For The Benefit of Randi F. Jacobs (the "RFJ Trust"), the Irwin L. Jacobs Irrevocable Trust For The Benefit of Trisha L. Jacobs (the "TLJ Trust" and, collectively with the MJG Trust and the RFJ Trust, the "Trusts"), Jacobs Management Corporation ("JMC"), Roger R. Cloutier, II ("RRC"), Daniel T. Lindsay ("DTL") and Grant E. Oppegaard ("GEO" and, collectively with ILJ, AJ, MJG, RFJ, TLJ, the Trusts, JMC, RRC and DTL, the "Reporting Persons") with respect to the Reporting Persons' beneficial ownership of shares of common stock, no par value (the "Shares"), of Pinnacle Systems, Inc., a California corporation (the "Company").


ITEM 5.        INTEREST IN SECURITIES OF THE ISSUER.

               (a) As of May 6, 1997, the Reporting Persons beneficially owned the number of Shares respectively set forth below. The percentages set forth below represent the percentage of the outstanding Shares of the Company (based on a total of 7,523,380 Shares outstanding as reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 27, 1996) beneficially owned by the Reporting Persons.

                                                       Percent of
Reporting                Number of                     Outstanding
Person                   Shares                        Shares
-------------            ------------                  ------------------

ILJ                      191,600                       2.55%

AJ                       0                                0%

MJG                      0                                0%

RFJ                      10,000                        0.13%

TLJ                      20,000                        0.27%

The MJG Trust            0                                0%

The RFJ Trust            53,100                        0.71%

The TLJ Trust            40,000                        0.53%

JMC                      0                                0%

RRC                      12,000                        0.16%

DTL                      10,000                        0.13%

GEO                      0                                0%


               As of May 6, 1997, the Reporting Persons beneficially owned an aggregate of 336,700 Shares, representing approximately 4.48% of the outstanding Shares.

               (b) The information set forth in Items 7 through 11 of the cover pages hereto is incorporated herein by reference. Pursuant to the agreements described in Item 6 below, ILJ may be deemed to share voting power with respect to the Shares owned by each of RRC and DTL; however, ILJ disclaims beneficial ownership of such Shares.

               (c) The information concerning transactions in the Shares effected by the Reporting Persons during the past 60 days is set forth in Appendix C hereto and incorporated herein by reference. All such transactions were effected through the open market.

               (d)    Not applicable.

               (e) The Reporting Persons ceased being the beneficial owners of more than 5% of the outstanding Shares on May 6, 1997.


ITEM 6.        CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
               RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

               Each of RRC and DTL has an oral agreement with ILJ to vote their Shares in the same manner as ILJ votes his Shares. Except as set forth in the immediately preceding sentence, none of the Reporting Persons has any contracts, arrangements, understandings or relationships with respect to any securities of the Company.


ITEM 7.        MATERIAL TO BE FILED AS EXHIBITS.

               The following is filed herewith as an exhibit to this Statement.

               1. Agreement among the signatories of this Statement with respect to its filing.

                                   SIGNATURES


        After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated:  May 9, 1997                         /s/ Irwin L. Jacobs
                                            -----------------------------------
                                            Irwin L. Jacobs

                                            /s/ Alexandra Jacobs
                                            -----------------------------------
                                            Alexandra Jacobs

                                            /s/ Melinda A. Jacobs-Grodnick
                                            -----------------------------------
                                            Melinda A. Jacobs-Grodnick

                                            /s/ Randi F. Jacobs
                                            -----------------------------------
                                            Randi F. Jacobs

                                            /s/ Trisha L. Jacobs
                                            -----------------------------------
                                            Trisha L. Jacobs

                                            Irwin L. Jacobs Irrevocable Trust
                                            FBO Melinda A. Jacobs-Grodnick

                                            By: /s/ David Mahler
                                            -----------------------------------
                                            David Mahler, Trustee

                                            Irwin L. Jacobs Irrevocable Trust
                                            FBO Randi F. Jacobs

                                            By: /s/ David Mahler
                                            -----------------------------------
                                            David Mahler, Trustee

                                            Irwin L. Jacobs Irrevocable Trust
                                            FBO Trisha L. Jacobs

                                            By: /s/ David Mahler
                                            -----------------------------------
                                            David Mahler, Trustee

                                            Jacobs Management Corporation

                                            By: /s/ Irwin L. Jacobs
                                            -----------------------------------
                                            Irwin L. Jacobs, President

                                            /s/ Roger R. Cloutier, II
                                            -----------------------------------
                                            Roger R. Cloutier, II

                                            /s/ Daniel T. Lindsay
                                            -----------------------------------
                                            Daniel T. Lindsay

                                                                    Appendix C


                    Transactions By the Reporting Persons in
           Pinnacle Systems, Inc. Common Stock During the Past 60 Days
           -----------------------------------------------------------


                                 Irwin L. Jacobs
                                 ---------------
            Number of Shares     Price Per     Fees and           Total Cost(Net
Date        Bought(Sold)         Share($)      Commissions($)     Proceeds)($)
----        ------------         --------      --------------     ------------

4/24/97     (20,000)             14.500        14.17              (289,985.83)
4/25/97     (10,000)             14.500         9.34              (144,990.66)
4/30/97        (100)             15.000         0.06                (1,499.94)
5/01/97     (16,700)             15.875         8.84              (265,103.66)
5/02/97     (10,000)             15.875         5.30              (158,744.70)
5/05/97     (64,000)             16.225        34.62            (1,038,365.38)
5/06/97     (33,000)             16.468        18.12              (543,425.88)



                                Alexandra Jacobs
                                ----------------

            Number of Shares     Price Per     Fees and           Total Cost(Net
Date        Bought(Sold)         Share($)      Commissions($)     Proceeds)($)
----        ------------         --------      --------------     ------------

4/30/97     (10,000)             14.375        4.80               (143,745.20)




                           Melinda A. Jacobs-Grodnick
                           --------------------------

            Number of Shares     Price Per     Fees and           Total Cost(Net
Date        Bought(Sold)         Share($)      Commissions($)     Proceeds)($)
----        ------------         --------      --------------     ------------

5/06/97     (5,000)              16.468        2.75               (82,337.25)



                        Irwin L. Jacobs Irrevocable Trust
                         FBO Melinda A. Jacobs-Grodnick
                         ------------------------------

            Number of Shares     Price Per     Fees and           Total Cost(Net
Date        Bought(Sold)         Share($)      Commissions($)     Proceeds)($)
----        ------------         --------      --------------     ------------

5/05/97     (8,000)              16.225        4.33               (129,795.67)

                        Irwin L. Jacobs Irrevocable Trust
                               FBO Randi F. Jacobs
                               -------------------

           Number of Shares     Price Per     Fees and            Total Cost(Net
Date       Bought(Sold)         Share($)      Commissions($)      Proceeds)($)
----       ------------         --------      --------------      ------------

5/05/97    (15,000)             16.225        8.12                (243,366.88)
5/06/97     (5,000)             16.468        2.75                 (82,337.25)



                        Irwin L. Jacobs Irrevocable Trust
                              FBO Trisha L. Jacobs
                              --------------------

           Number of Shares     Price Per     Fees and            Total Cost(Net
Date       Bought(Sold)         Share($)      Commissions($)      Proceeds)($)
----       ------------         --------      --------------      ------------

5/05/97    (15,000)             16.225        8.12                (243,366.88)
5/06/97     (5,000)             16.468        2.75                 (82,337.25)



                          Jacobs Management Corporation
                          -----------------------------

           Number of Shares     Price Per     Fees and            Total Cost(Net
Date       Bought(Sold)         Share($)      Commissions($)      Proceeds)($)
----       ------------         --------      --------------      ------------

4/30/97    (12,000)             15.000         6.00               (179,994.00)
5/01/97     (8,000)             15.500         4.14               (123,995.86)



                                Daniel T. Lindsay
                                -----------------

           Number of Shares     Price Per     Fees and            Total Cost(Net
Date       Bought(Sold)         Share($)      Commissions($)      Proceeds)($)
----       ------------         --------      --------------      ------------

5/01/97    (7,000)              15.500        3.62                (108,496.38)
5/05/97    (8,000)              16.225        4.33                (129,795.67)



                               Grant E. Oppegaard
                               ------------------

           Number of Shares     Price Per     Fees and            Total Cost(Net
Date       Bought(Sold)         Share($)      Commissions($)      Proceeds)($)
----       ------------         --------      --------------      ------------

4/25/97    (10,000)             14.500        4.84                (144,995.16)

                                  Exhibit Index
                                  -------------

Exhibit
-------

     1.      Agreement among the signatories
             to this Statement with respect to its filing








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